SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT made as of February 24, 2006 between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation ("Interpublic") and STEVE GATFIELD ("Executive").

W I T N E S S E T H:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of February 2, 2004 (hereinafter referred to as the "Agreement"); and

WHEREAS, Interpublic and Executive desire to amend the Agreement to provide for a fixed term assignment to Lowe Worldwide;

NOW, THEREFORE, in consideration of the mutual promises herein and in the Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:

1.            Paragraph 2.01 of the Agreement will be amended by adding a new section (vi) to read as follows: "For the period February 24, 2006 through April 15, 2009, in addition to maintaining his current title, Executive will act as Chairman, Chief Executive Officer of Lowe Worldwide, reporting to the Chief Executive Officer of Interpublic (hereinafter referred to as the "Lowe Assignment"). It is understood that the final year of the Lowe Assignment will involve the transition of Executive’s responsibilities to successor Lowe Worldwide management. Upon completion of the Lowe Assignment, Executive and Interpublic will review other full time employment opportunities that may be available to Executive at Interpublic or one of its operating companies. In the event no such opportunity is mutually agreed, Executive will be employed on a part time basis as contemplated by Section 7.06."

2.             Paragraph 3.01 of the Agreement is hereby amended, effective as of May 1, 2006 by deleting "Eight Hundred Fifty Thousand Dollars ($850,000)" therefrom and substituting "Eight Hundred Ninety-Two Thousand Five Hundred Dollars ($892,500)" therefor.

3.            Paragraph 4.01 of the Agreement will be amended by adding the following: "For calendar year 2005, Executive’s bonus will be guaranteed at one hundred ten percent (110%) of his 2005 base salary. For calendar year 2006, Executive’s bonus will be guaranteed at fifty percent (50%) of his 2006 salary. For calendar years 2007 and 2008, Executive will be eligible to participate in Interpublic’s Annual Management Incentive Plan, or any successor plan, in accordance with the terms and conditions of the Plan established from time to time, and the actual award during such years shall be determined based on profits, Executive's individual performance, and management discretion.

4.            Paragraph 4.02 of the Agreement will be amended by adding the following: “For calendar years 2006, 2007 and 2008, and concurrent with grants to executives at a comparable level to Executive, Executive shall continue to participate in Interpublic’s long-term incentive programs, with a total annual award value of One Million Dollars ($1,000,000). Any such long-term incentive award shall be comparable to long-term incentive awards provided to executives at a comparable level to Executive and may consist of any forms of incentive, as determined by Interpublic’s Compensation

Committee in its discretion (i.e., stock options, restricted common stock, performance shares). In the event that Executive’s employment hereunder terminates for any reason at a time when any portion of such awarded equity remains unvested, Executive will be entitled to pro rata vesting of such equity as of Executive’s last day on the Interpublic payroll.”

5.            A new Paragraph 4.04 will be added to read as follows: “As of the completion of the Lowe Assignment (April 15, 2009), in addition to any other bonuses payable under Paragraph 4.01, unless Executive is terminated for Cause, he will receive a special completion bonus of (i) an amount equal to one hundred fifty percent (150%) of his base salary as of April 15, 2009, plus (ii) an amount equal to the difference between (A) the sum of fifty percent (50%) of Executive’s salary as of December 31, 2007 and December 31, 2008 and (B) the total of the bonuses awarded to Executive for performance during calendar years 2007 and 2008. If the total amount referenced in Subparagraph (ii)(B) exceeds the total referenced in Subparagraph (ii)(A), no additional payment will be due Executive, beyond the 150% bonus referenced in Subparagraph (i). If, prior to the completion of the Lowe assignment, Executive dies or becomes unable to perform his duties hereunder due to disability, the amounts payable hereunder shall be paid to him, or to his estate, as the case may be, at the time(s) and in the manner set forth above."

6.            A new Paragraph 5.03 will be added to read as follows: "As soon as administratively feasible following full execution of this Supplemental Agreement, Executive will be granted fifty thousand (50,000) shares of Interpublic restricted stock.

Such stock will vest in full on the second anniversary of the date of grant (on or about February 15, 2008)."

7.            Paragraph 6.02 of the Agreement will be amended to add the following: "Executive will be entitled to a special twelve-week paid time off period in year three of the Lowe Assignment."

8.            A new Paragraph 6.10 will be added to read as follows: "Executive will be reimbursed for estate planning costs (incurred in connection with change of domicile issues) up to a maximum of Six Thousand Dollars ($6,000)."

9.            A new Paragraph 6.11 will be added to read as follows: "During the Lowe Assignment, Executive will be provided with: (i) rental housing in London contracted for and paid for by Lowe (in an amount of up to Five Thousand Pounds (£5,000) per month) and payment for utilities by Lowe; (ii) lease of a car and reimbursement for a health club membership; (iii) a per diem allowance of Fifty Pounds (£50) per day for days spent in the United Kingdom (against receipt of documentation); and (iv) two (2) return business class flights per year between the United States and the United Kingdom/Europe for Executive and his family (i.e., three people plus Executive). The benefits provided herein shall be reported by Interpublic/Lowe to the appropriate federal and local taxing authorities as income to Executive. For any payments made by Lowe or Interpublic directly to the appropriate vendor(s), Executive will also be paid an additional sum to offset the taxation of such benefits as income; and for any payments made by Lowe or Interpublic directly to Executive, such payment to Executive will similarly be increased to offset the taxation of such payments as income."

10.          A new Paragraph 6.12 will be added to read as follows: “In the event that Executive requires medical care while traveling during the Lowe Assignment, to the extent that any appropriate medical expenses are incurred by Executive that are not covered by Interpublic’s available insurance options on the same terms as coverage received in the United States, Interpublic will reimburse Executive for such uncovered medical costs, upon presentation of invoice.”

11.          Paragraph 7.01 of the Agreement shall be deleted and replaced in its entirety with the following: "Interpublic may terminate the employment of Executive at any time by giving written notice of such termination to the Executive. In the event that Interpublic terminates the employment of Executive, other than for "cause" (as defined in Paragraph 7.04), prior to April 15, 2009, then Executive shall receive the following: (i) full payment of all salary and other payments (including guaranteed bonuses) (in accordance with regular payroll practices) contemplated by this Agreement through April 15, 2009; (ii) except as specified in Paragraphs 4.02 and 5.03, full vesting of restricted stock, stock options and performance shares (subject to the terms of Interpublic’s Performance Incentive Plan) as of the termination date; (iii) continued vesting of Executive’s SERIP award under the SERIP Participation Agreement through April 15, 2009; (iv) continuation in all employee benefits at the levels in which Executive participated prior to the qualifying termination (except that, for any benefit program in which a terminated employee may not participate, Interpublic will make such payments to Executive as would have been made by Interpublic had Executive continued in such benefits plans (i.e., Savings Plan matching contributions); and (v) severance in an amount equal to Two Million Dollars ($2,000,000), less applicable taxes and withholdings, payable in full accordance with the provisions of the American Jobs Creation Act of 2004 and in a manner consistent with severance payments made to other executives of Interpublic at a similar level to Executive."

12.          Paragraph 7.05(ii) of the Agreement shall be deleted and replaced in its entirety with the following: “any relocation of the Executive’s principal business location to a location other than the New York Metropolitan area (within fifty (50) miles of Manhattan), except that Executive understands and agrees that he will be required to travel extensively during the Lowe Assignment, that he may be required to travel to locations outside the United States, and that he may be required to locate up to an average of sixty (60) days per year to the United Kingdom (as measured from April 1 to March 30 of each year during the Lowe Assignment, a “Lowe Year”) during the period covered by the Lowe Assignment, and may be required to travel up to eighty (80) days in any given Lowe Year in the United Kingdom, or more only if Executive consents to such additional travel.”

13.          A new Paragraph 7.06 shall be added to read as follows: "If, upon expiration of the Lowe Assignment (i.e., April 15, 2009) there are no mutually agreeable full-time opportunities for Executive within the Interpublic system, then Executive’s full-time employment with Interpublic will terminate. Thereafter, for a period of five (5) years ("Part Time Period"), Executive will work for Interpublic on a part-time basis as an employee in the title of Executive Vice President, on the following terms: (i) Executive will be expected to work an average of approximately two days per week during the Part Time Period, on matters determined by Interpublic’s Chief Executive Officer or his designee, which matters shall be consistent with Executive’s title; (ii) Executive will be entitled to a pro rata allowance of ten weeks’ paid time off during the Part Time Period (to reflect an average two day per week schedule), or twenty (20) days of paid time off leave per year; and (iii) Executive will be provided with a private office and access to administrative support during the Part Time Period. Executive will be paid a salary of Four Hundred Thousand Dollars ($400,000) per year during the Part Time Period, and he will remain eligible to participate in all Interpublic benefits in which he participated during his period of full time employment (including continued vesting of his SERIP awards and continued vesting of equity), except that he will not be eligible for any incentive pay awards for work performed during the Part Time Period (pursuant to Article IV or otherwise). During the Part Time Period, Executive may provide consulting (but not employment) services to other entities, except that he shall not provide services of any kind to WPP, Omnicom or Publicis or any of their respective subsidiaries or affiliates. Upon conclusion of the Part Time Period, the parties will determine whether they wish to continue to engage in an employment relationship. The Part Time Period can be extended only if done so in writing at least thirty (30) days prior to April 15, 2014. Upon conclusion of the Part Time Period (or any extension thereof) Executive will not be entitled to receive severance payments of any kind, and he will be eligible for continued medical coverage through COBRA only. Executive’s SERIP awards will continue to be governed in accordance with the terms of the SERIP Participation Agreement."

14.         Except as hereinabove amended, the Agreement shall continue in full force and effect.

15.         This Supplemental Agreement shall be governed by the laws of the State of New York, applicable to contracts made and fully to be performed therein.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Timothy Sompolski
Timothy Sompolski
Executive Vice President
Chief Human Resources Officer

/s/ Steve Gatfield
Steve Gatfield